Filed pursuant to Rule 433

SEC File No. 333-130569

FINAL TERM SHEET

Dated December 14, 2006

WAL-MART STORES, INC.

$1,500,000,000 Floating Rate Notes Due 2008

Name of Issuer:	Wal-Mart Stores, Inc.

Title of Securities:	Floating Rate Notes Due 2008

Aggregate Principal Amount:	$1,500,000,000

Issue Price (Price to Public):	Varying prices to be determined at the time of each sale

Maturity:	June 16, 2008

Coupon (Interest Rate):	Three-Month LIBOR Telerate minus 10 basis points (0.10%).

Interest Payment Dates:	March 16, June 16, September 16 and December 16 of each year, commencing on March 16, 2007

Interest Payment Record Dates:	The fifteenth day next preceding the applicable Interest Payment Date.

Interest Determination Dates:	Quarterly, on the second London business day prior to each Interest Payment Date, except that the Initial Interest Determination Date shall be December 19, 2006.

Day Count Convention:	Actual/360

Redemption Provisions:	No redemption provisions, except that Wal-Mart may, at its option, redeem the Notes upon the occurrence of certain events relating to U.S. taxation.

Sinking Fund Provisions:	None

Denominations:	$100,000/$1,000

Other Provisions:	None

Legal Format:	SEC Registered

Proceeds to Wal-Mart:	$1,500,000,000

Settlement Date:	T + 5 days; December 21, 2006

Book-Running Manager:	Lehman Brothers Inc.

Ratings:	Ratings for Wal-Mart’s Long-term debt securities: S&P, AA; Moody’s, Aa2; Fitch, AA; and Dominion, AA.

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The offer and sale of the Notes to which this final term sheet relates have been registered by Wal-Mart Stores, Inc. by means of a registration statement on Form S-3 (SEC File No. 333-130569).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-603-5847.